                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549

                                            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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             FORM 4                                                                                           OMB APPROVAL
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[ ] CHECK THIS BOX IF NO LONGER                                                                     OMB Number:            3235-0287
    SUBJECT TO SECTION 16. FORM 4                                                                   Expires:       December 31, 2001
    OR FORM 5 OBLIGATIONS MAY                                                                       Estimated average burden
    CONTINUE. SEE INSTRUCTION 1(B).                                                                 hours per response      .... 0.5
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1. Name and Address of Reporting Person *

Migliara                 Joseph                   M.
   (Last)                   (First)                 (Middle)

4 Park Center Court
                            (Street)

Owings Mills             MD                       21117
   (City)                   (State)                   (Zip)


2. Issuer Name and Ticker or Trading Symbol

   NFO Worldwide, Inc. "NFO"

3. IRS or Social Security Number of Reporting Person (Voluntary)


4. Statement of Month/Year

   12/99

5. If Amendment, Date or Original (Month/Year)


6. Relationship of Reporting Person to Issuer   (Check all applicable)

              Director                          10% Owner
       -----                              -----
         X    Officer (give title               Other
       -----           below)             ----- (specify
                                                 below)
        President - North American Operations
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7. Individual or Joint/Group Filing (Check Applicable Line)

         X     Form filed by One Reporting Person
       -----
               Form filed by More than One Reporting Person
       -----

                          TABLE I-- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED


1. Title of Security           2. Transaction  3. Trans-     4. Securities Acquired (A)  5. Amount of     6. Owner-    7. Nature
   (Instr. 3)                     Date            action        or Disposed of (D)          Securities       ship         of In-
                                                  Code          (Instr. 3, 4 and 5)         Beneficially     Form:        direct
                                  (Month/         (Instr. 8)                                Owned at         Direct       Bene-
                                  Day/         -------------  -------------------------     End of           (D)          ficial
                                  Year)                                   (A)               Month            Indirect     Owner-
                                               Code      V      Amount     or    Price      (Instr. 3        (I)          ship
                                                                          (D)               and 4)           (Instr. 4)   (Instr. 4)
-----------------------------  --------------  -------------  ----------  ---   -------  ----------------- ----------- ------------
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Reminder: Report on a separate line for each class of                     (Over)
securities beneficially owned directly or indirectly.            SEC 1474 (3-99)

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

Potential Persons who are to respond to the collection of Information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1. Title of Derivative                  2.  Conver-    3. Trans-    4. Transac-    5.  Number of Deriv-       6.  Date Exer-
   Security (Instr. 3)                      sion or       action       tion Code       ative Securities Ac-       cisable and Ex-
                                            Exercise      Date         (Instr. 8)      quired (A) or Dis-         piration Date
                                            Price of                                   posed of (D)
                                            Deriv-        (Month/                      (Instr. 3, 4 and 5)        (Month/Day/
                                            ative         Day/                                                     Year)
                                            Security      Year)     -------------  -------------------------  ----------------------
                                                                                                              Date         Expira-
                                                                    Code       V       (A)           (D)      Exer-        tion
                                                                                                              cisable      Date
--------------------------------------  -------------  -----------  -------------  -----------   -----------  -----------  ---------
Employee Stock Option                   $11.81         12/10/99     A*             100,000                    6/30/2000    12/10/09
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7.   Title and Amount of                8. Price       9. Number      10. Owner-     11. Na-
     Underlying Securities                 Deriv          of Deriv-       ship           ture
                                           ative          ative           Form           of In-
     (Instr. 3 and 4)                      Secur-         Secur-          of De-         direct
                                           ity            ities           rivative       Bene-
                                           (Instr.        Bene            Secu-          ficial
                                           5)             ficially        rity:          Own-
                                                          Owned           Direct         ership
--------------------------------------                    at End          (D) or         (Instr. 4)
                       Amount or                          of              Indi-
       Title           Number of                          Month           rect (I)
                       Shares                             (Instr. 4)     (Instr. 4)
---------------------  ---------------  -------------  -------------  -------------  --------------
Common Stock           100,000                         221,177        D
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Explanation of Responses:
*    Granted under Employee Stock Option Plan
** Exercisable, either in whole or in part, with respect to one-third of the shares at any time after 6/30/2000, with respect to the second one-third of the shares at any time after 1/1/2001, and with respect to the remaining one-third of the shares at any time after 1/1/2002.

     /s/ Joseph M. Migliara                   January 10, 2000
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**Signature of Reporting Person                     Date
         Joseph M. Migliara

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.